Exhibit 99.1

FOR IMMEDIATE RELEASE

March 11, 2020

ART’S WAY MANUFACTURING ANNOUNCES TRANSITION PLAN IN ANTICIPATION OF RETIREMENT BY CEO CARRIE GUNNERSON

ARMSTRONG, IOWA, March 11, 2020 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces today an anticipated Chief Executive Officer transition from Carrie Gunnerson to David King, to occur in the third quarter of 2020.

Carrie Gunnerson, the Company’s Chief Executive Officer since 2007, has expressed her desire to transition out of her role as Chief Executive Officer of the Company by mid-2020, pending the Company’s identification of a qualified successor.  Following an extensive search by the Board of Directors, on March 5, 2020, the Company entered into an offer letter (the “Offer Letter”) with David King, pursuant to which Mr. King is expected to assume the role of Chief Executive Officer upon the anticipated resignation of Ms. Gunnerson in the third quarter of fiscal year 2020. Mr. King’s anticipated start date is March 23, 2020 and he will serve in an interim role prior to assuming the role of Chief Executive Officer. The Company intends to enter into a formal employment agreement with Mr. King prior to his start date.

Mr. King has a proven executive management track record with over 25 years in the agricultural industry. He is currently the Executive Vice President of Sales and Marketing at VES Environmental Solutions, LLC, a designer and manufacturer of energy-efficient agricultural ventilation and lighting systems, a position he has held since November 2019. He was previously Vice President of Sales and Marketing at Salford Group from June 2013 to November 2019, and he held roles in operations, marketing and international business development at Ag Leader Technology from 1996 to June 2013. Mr. King holds a B.S. in Business Administration from Iowa State University and an M.B.A. from Drake University.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “We would like to express our most sincere gratitude and appreciation for Carrie and her dedication and loyalty to Art’s Way since joining the team in 2004. She worked her way from senior accountant to CFO and eventually to CEO where she led the company through times of growth, acquisitions, and development as an organization. Through the difficult times in the ag economy and the more robust times, she led Art’s Way with a steady hand and was the ultimate stabilizing force that guided us to where we are today. The example that she set for others of work ethic, professionalism, and dedication has been second to none. During her time Carrie transformed our company in many ways and enhanced the culture of quality, customer service, innovation, and continuous improvement that are the hallmarks of a strong, enduring brand in the farm equipment industry. We cannot thank Carrie enough for what she brought to Art’s Way and the times that she put the needs of the company ahead of her own to ensure that the company would be a long term success.

We wish Carrie the very best in the next chapter of her life and career and also appreciate her role in allowing for us to conduct a thorough process in choosing her successor and a transition plan that will best serve the company.  We are pleased to announce that David King will be assuming the role of Chief Executive Officer upon Carrie’s resignation in the third quarter of 2020.  David brings an extensive skill set and wealth of leadership experience in our industry that we anticipate will provide for growth and long-term success for Art's Way.  We welcome David and are excited to work with him as we enter a new chapter at Art's Way.”

About Art’s Way Manufacturing Co., Inc.

Art’s Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s Way’s business. Art’s Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information contact: Carrie Gunnerson, President and Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding the timing of our Chief Executive Officer transition, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including those factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

-END-